DATED April 3, 2013

ASIA PROPERTIES INC.

And

WONDERLAND LIMITED

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING is made BETWEEN:

ASIA PROPERTIES INC of 119 N. Commercial St, 190-115 Bellingham, WA 98225, USA “API”); and

WONDERLAND LIMITED of Anguilla (“WONDERLAND”)

WHEREAS

A.	API is a US OTC listed exploration mining company.

B.	Wonderland is a company that controls a subsiderary company with a management contract for providing coordination services for exploration, mining, transportation and exportation for the Siu Ku Mine, located in Tacna, Peru. The Company has entered into the agreement indirectly with China Railway Material Group Co. Ltd for supplying Iron Ore regularly.

IT IS AGREED as follows:

Definitions

In this Memorandum of Understanding the following words shall have the following meanings;

“API” means Asia Properties Inc. (USA), a Nevada incorporated company, which is listed on the OTCQB exchange in USA;

” Wonderland means Wonderland Limited

Property to be Acquired by API:

1.	100% of the shares of Asia Properties Inc for the consideration of USD 161,180,000 at USD $1.00 per share for 161,180,000 144 shares of ASPZ.

Representations, Warranties and Undertakings of API

API represents and warrants that all liabilities of API have been disclosed in writing prior to the date of this Memorandum of Understanding and is available on the U.S Securities and Exchange Commission web site. In the event of any undisclosed liabilities API shall adjust the Purchase Price accordingly or repay EP for any losses on an indemnity basis. The share swap agreement shall contain the usual warranties and representations.

API represents and warrants that it has of the at the date of this MOU:

1. Acquired 100% of the Banroy gold claim in Quebec, Canada.

2. Acquired the rights to claims at King’s Point, Newfoundland, Canada.

Representations, Warranties and Undertakings of Wonderland

Wonderland represents and warrants that all liabilities and Wonderland for the last 3 years of Wonderland will be disclosed to API within 7 days of the date of signing of this Memorandum of Understanding. In the event of any undisclosed liabilities Wonderland shall adjust the Purchase Price accordingly or repay APT for any losses on an indemnity basis. The share swap agreement shall contain usual warranties and representations.

Wonderland represents and warrants that it has the following assets of at the date of this MOU:

1.	51% of Oriental Expansion Limited, which has the management contracts to provide consulting service for mining, processing and transportation for the Siu Ku Mine, Peru

Wonderland agrees to commission valuation and audits on their mining properties and at their own expense from a recognized property valuation firm for the Properties listed above, which is to be completed within 90 days of the signing this MOU.

Management

API or shall appoint one Directors and the CEO (2 year term), subject to agreement of terms. Wonderland will appoint the COO and CFO with 2 Directors.

Financing

Wonderland and API will work together to secure financing.

Due Diligence

Wonderland and API shall be permitted to conduct such due diligence as it considers prudent and that both API and Wonderland shall have full access to all audits, documents, records, properties and details of all assets and liabilities.

Acquisition Agreement

The parties shall use best endeavors to enter into an Acquisition Agreement for API to acquire Wonderland assets within 90 days after the signing of this MOU.

Termination

1.	If at any time between the date of signing this MOU and closing of the Acquisition Agreement there is any material change in circumstances, which adversely affects the fundamental understandings or spirit of this MOU, either party shall have the right to terminate this MOU on seven (7) days prior written notice.

2.	The confidentiality clauses and remedies will survive any termination of the MOU for a period of 24 months.

Confidentiality

Each party shall keep all contents of this MOU confidential, including all details about the finances and properties of the other party. Wonderland and API shall only be entitled to disclose the contents to the extent that it shall be required to do so by any regulatory authority or in connection with raising any finance or issue of new shares.

Confidential Information Defined

As used in this Agreement, the term “Confidential Information” means and includes any and all project specifications, data, land information, processes, designs, sketches, photographs, graphs, drawings, ideas, research and development, distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, trade secrets, computer software, programs, and database technologies, systems, structures and architectures contained in or otherwise related to the Business Plan, and any other information contained in the Business Plan, except for any of the foregoing that are already known to Company or its representatives or to others not bound by a duty of confidentiality or become publicly available through no fault of Company or its representatives.

Restricted Use of Confidential Information

BOTH parties agree that the Confidential Information (a) will be kept confidential by it’s Representatives and (b) without limiting the foregoing, will not be disclosed or Wonderland’s to any person or entity except with the specific prior written consent of the other party, or except as expressly otherwise permitted by the terms of this Agreement. Both parties further agree that Wonderland and API’s Representatives will not use any of the Confidential Information for any reason or purpose other than to evaluate whether to enter into a transaction related to the Share Swap Agreement, and will not use any of the Confidential Information in any way detrimental to each other. Wonderland / API also agree to be responsible for enforcing the terms of this Agreement as to their Representatives and the confidentiality of the Confidential Information and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Agreement and thereby prevent any disclosure of the Confidential Information by any of their Representatives (including all actions that each party would take to protect its own trade secrets and confidential information).

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above-written.

Signed by for and on behalf of ASIA PROPERTIES INC.	) ))	Daniel Mckinney, CEO
in the presence of	)
Signed by for and on behalf of WONDERLAND LIMITED	) )